As filed with the Securities and Exchange Commission on June 11, 2026

Registration No. 333-203721

Registration No. 333-215184

Registration No. 333-216032

Registration No. 333-217008

Registration No. 333-226442

Registration No. 333-230279

Registration No. 333-237059

Registration No. 333-254178

Registration No. 333-257871

Registration No. 333-263431

Registration No. 333-269174

Registration No. 333-272777

Registration No. 333-276444

Registration No. 333-280579

Registration No. 333-284321

Registration No. 333-292960

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203721

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215184

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216032

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217008

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226442

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230279

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237059

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254178

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257871

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263431

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269174

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272777

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-276444

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-280579

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-284321

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-292960

UNDER

THE SECURITIES ACT OF 1933

KALVISTA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0915291
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

KalVista Pharmaceuticals, Inc.

200 Crossing Boulevard

Framingham, MA 01702

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2004 Stock Option Plan

2014 Stock Option Plan

2015 Incentive Plan

Options to purchase stock granted under the KalVista Pharmaceuticals Ltd Enterprise Management

Incentive Scheme and assumed by the Registrant

Non-Plan Inducement Options

2017 Equity Incentive Plan

2017 Employee Stock Purchase Plan

Amended and Restated 2021 Equity Inducement Plan

(Full Title of the Plans)

John Hess

Chairman of the Board; President; General Manager

KalVista Pharmaceuticals, Inc.

One Boston Place, Suite 4000

Boston, Massachusetts 02108

(Name and Address of Agent For Service)

(888) 466-6505

(Telephone Number, including area code, of agent for service)

Copies to:

Zachary Blume

Ropes & Gray LLP

800 Boylston Street, Prudential Tower

Boston, MA 02199

Telephone: (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by KalVista Pharmaceuticals, Inc. (“KalVista” or the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.

Registration Statement No. 333-203721, registering an aggregate of 2,467,625 shares of common stock of Carbylan Therapeutics, Inc., issuable under the Amended and Restated 2004 Stock Option Plan, as amended, the 2014 Stock Option Plan and the 2015 Incentive Plan, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2015.

2.

Registration Statement No. 333-215184, registering (i) an aggregate of 212,162 shares of KalVista’s common stock, $0.001 par value per share (the “Common Stock”) subject to issuance by KalVista upon the exercise of options granted under the Enterprise Management Incentive Scheme of KalVista Pharmaceuticals Ltd., a private company limited by shares incorporated and registered in England and Wales (“KalVista Ltd.”), and converted into options assumed by KalVista in accordance with the terms of a Share Purchase Agreement dated as of June 15, 2016, by and among KalVista, KalVista Ltd., the shareholders of KalVista Ltd. and the Seller Representative (as defined therein) and (ii) an aggregate of 20,055 shares of the Common Stock reserved for issuance upon the exercise of a non-plan inducement stock option grant, which was filed with the SEC on December 20, 2016.

3.	Registration Statement No. 333-216032, registering an aggregate of 85,714 shares of Common Stock reserved for issuance under the 2015 Incentive Plan, which was filed with the SEC on February 13, 2017.

4.

Registration Statement No. 333-217008, registering an aggregate of 1,449,702 shares of Common Stock, consisting of (i) 65,000 shares of Common Stock reserved for issuance upon the exercise of a non-plan inducement stock option grant, (ii) 1,284,702 shares of Common Stock reserved for issuance under the 2017 Equity Incentive Plan (the “2017 Plan”) and (iii) 100,000 shares of Common Stock reserved for issuance under the 2017 Employee Stock Purchase Plan (the “2017 ESPP”), which was filed with the SEC on March 29, 2017;

5.	Registration Statement No. 333-226442, registering an aggregate of 431,706 shares of Common Stock reserved for issuance under the 2017 Plan, which was filed with the SEC on July 30, 2018;

6.	Registration Statement No. 333-230279, registering an aggregate of 689,563 shares of Common Stock reserved for issuance under the 2017 Plan, which was filed with the SEC on March 14, 2019;

7.

Registration Statement No. 333-237059, registering an aggregate of 892,129 shares of Common Stock, consisting of (i) 713,704 shares of Common Stock reserved for issuance under the 2017 Plan and (ii) 178,425 shares of Common Stock reserved for issuance under the 2017 ESPP, which was filed with the SEC on March 10, 2020;

8.

Registration Statement No. 333-254178, registering an aggregate of 898,896 shares of Common Stock, consisting of (i) 719,117 shares of Common Stock reserved for issuance under the 2017 Plan and (ii) 179,779 shares of Common Stock reserved for issuance under the 2017 ESPP, which was filed with the SEC on March 11, 2021;

9.

Registration Statement No. 333-257871, registering an aggregate of 350,000 shares of Common Stock reserved for issuance under the 2021 Equity Inducement Plan (as amended, the “2021 Plan”), which was filed with the SEC on July 13, 2021;

10.

Registration Statement No. 333-263431, registering an aggregate of 1,223,496 shares of Common Stock, consisting of (i) 978,797 shares of Common Stock reserved for issuance under the 2017 Plan and (ii) 244,699 shares of Common Stock reserved for issuance under the 2017 ESPP, which was filed with the SEC on March 10, 2022;

11.

Registration Statement No. 333-269174, registering an aggregate of 1,705,117 shares of Common Stock, consisting of (i) 1,364,094 shares of Common Stock reserved for issuance under the 2017 Plan and (ii) 341,023 shares of Common Stock reserved for issuance under the 2017 ESPP, which was filed with the SEC on January 10, 2023;

12.	Registration Statement No. 333-272777, registering an aggregate of 500,000 shares of Common Stock reserved for issuance under the 2021 Plan, which was filed with the SEC on June 20, 2023;

13.

Registration Statement No. 333-276444, registering an aggregate of 1,727,935 shares of Common Stock, consisting of (i) 1,382,348 shares of Common Stock reserved for issuance under the 2017 Plan and (ii) 345,587 shares of Common Stock reserved for issuance under the 2017 ESPP, which was filed with the SEC on January 9, 2024;

14.	Registration Statement No. 333-280579, registering an aggregate of 600,000 shares of Common Stock reserved for issuance under the 2021 Plan, which was filed with the SEC on June 28, 2024;

15.

Registration Statement No. 333-284321, registering an aggregate of 2,971,680 shares of Common Stock, consisting of (i) 1,977,344 shares of Common Stock available for issuance under the 2017 Plan, (ii) 494,336 shares of Common Stock available for issuance under the 2017 ESPP and (iii) 500,000 shares of Common Stock available for issuance under the 2021 Plan, which was filed with the SEC on January 16, 2025; and

16.

Registration Statement No. 333-292960, registering an aggregate of 2,945,038 shares of Common Stock, consisting of (i) 2,036,031 shares of Common Stock available for issuance under the 2017 Plan, (ii) 509,007 shares of Common Stock available for issuance under the 2017 ESPP and (iii) 400,000 shares of Common Stock available for issuance under the 2021 Plan, which was filed with the SEC on January 26, 2026.

On April 29, 2026, KalVista entered into a Merger Agreement with Chiesi Farmaceutici S.p.A., an Italian società per azioni (“Chiesi”), Skyline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Chiesi (“Purchaser”), and KalVista Pharmaceuticals Limited, a private limited company organized under the laws of England and Wales (the “Merger Agreement”).

On June 11, 2026, KalVista completed its merger with Purchaser pursuant to the Merger Agreement, whereby Purchaser merged with and into KalVista (the “Merger”), in accordance with the General Corporation Law of the State of Delaware, with KalVista continuing as the surviving corporation and as a wholly owned subsidiary of Chiesi. As a result of the Merger, KalVista has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements.

In accordance with undertakings made by KalVista in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, KalVista hereby removes from registration all such securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and KalVista hereby terminates the effectiveness of the Registration Statements. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by KalVista pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to KalVista’s Current Report on Form 8-K filed with the SEC on April 29, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on June 11, 2026.

KALVISTA PHARMACEUTICALS, INC.

By:	/s/ John Hess
Name:	John Hess
Title:	Chairman of the Board; President; General Manager

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.